Chevron Corporation Policy, Government and Public Affairs Post Office Box 6078 San Ramon, CA 94583-0778 www.chevron.com
News Release
EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
OCTOBER 27, 2006
CHEVRON REPORTS THIRD QUARTER NET INCOME OF $5 BILLION,
UP 40 PERCENT FROM $3.6 BILLION IN THIRD QUARTER 2005
•	Upstream profits of $3.5 billion up 5% on increase in production and higher prices for crude oil

•	Downstream earnings increase nearly $900 million to $1.4 billion on improved margins and refinery utilization
      SAN RAMON, Calif., October 27, 2006 — Chevron Corporation today reported net income of $5.0 billion ($2.29 per share — diluted) for the third quarter 2006, compared with $3.6 billion ($1.64 per share — diluted) in the year-ago period.
      For the first nine months of 2006, net income was $13.4 billion ($6.06 per share — diluted), compared with $10.0 billion ($4.68 per share — diluted) in the 2005 nine-month period.
Earnings Summary

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2006	2005	2006	2005
Income by Business Segment
Upstream — Exploration and Production	$3,503	$3,323	$10,233	$8,474
Downstream — Refining, Marketing and Transportation	1,441	573	3,019	1,958
Chemicals	168	6	415	227
All Other	(95)	(308)	(301)	(704)

Net Income*	$5,017	$3,594	$13,366	$9,955

*Includes foreign currency effects	$(111)	$(52)	$(275)	$(19)
Quarterly Results
      “Downstream profits increased to $1.4 billion in the third quarter, driven by higher utilization of our U.S. refineries and improved refined-product margins in most of our areas of operation,” said Chairman and CEO Dave O’Reilly. Utilization rates for the company’s refineries were much improved in this year’s third quarter, with the U.S. fuels refinery network operating at close to its crude oil design capacity during the period.
      O’Reilly said upstream earnings of $3.5 billion for the third quarter 2006 increased about $200 million from a year earlier. Profits were $1.3 billion in the United States and $2.2 billion for international operations, both about 5 percent higher than last year. Worldwide oil-equivalent production was up 6 percent from last year’s third quarter.
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      “Our strong performance this year has allowed us to invest $11.5 billion in our excellent queue of projects, which are targeted to increase energy supplies,” O’Reilly said. “Our company’s focus on operational excellence and capital investment discipline continues to be key to our success.”
      Also in the first nine months of this year, cash flows from operations enabled the company to purchase $3.7 billion of its shares of common stock in the open market. The company remains on schedule to complete its $5 billion stock buyback program by the end of the year. Earnings for the past 12 months resulted in a 23 percent return on capital employed for the period.
UPSTREAM — EXPLORATION AND PRODUCTION
      Worldwide oil-equivalent production of 2.7 million barrels per day increased 152,000 barrels per day from the third quarter 2005. The net increase was mostly attributable to last year’s quarter having included only two months of production associated with the August 2005 acquisition of Unocal Corporation.
      Average U.S. prices for crude oil and natural gas liquids in the third quarter 2006 increased approximately $9 per barrel from a year ago to $62. Outside the United States, prices in this year’s third quarter also averaged $62 per barrel, up nearly $8. The average U.S. natural gas sales price decreased 19 percent to $5.93 per thousand cubic feet, while outside the United States the average natural gas price of $3.66 per thousand cubic feet was 17 percent higher than a year earlier.
U.S. Upstream

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2006	2005	2006	2005

Income	$1,269	$1,206	$3,384	$2,945

      U.S. upstream income of $1.3 billion in the third quarter was up 5 percent from the corresponding 2005 period. Contributing to the increase in earnings were the effects of higher prices for crude oil, an increase in oil-equivalent production and a reduction in expenses associated with hurricanes in 2005. Partially offsetting these benefits to earnings were lower prices for natural gas, higher operating expenses and an increase in depreciation expense for wells, equipment and facilities.
      Net oil-equivalent production of 772,000 barrels per day increased 5 percent from the 2005 quarter. The increase was associated with the effect of the Unocal acquisition. Otherwise, restoration of volumes following the hurricanes in 2005 was offset by normal field declines. The net liquids component of production was up 2 percent to 464,000 barrels per day, and net natural gas production increased 10 percent to 1.8 billion cubic feet per day.
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International Upstream

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2006	2005	2006	2005

Income*	$2,234	$2,117	$6,849	$5,529

*Includes foreign currency effects	$(100)	$(30)	$(319)	$9
      International upstream income of $2.2 billion was up about 5 percent from the 2005 third quarter. Earnings improved between periods as a result of increased production and higher average prices for crude oil and natural gas. These benefits to earnings were largely offset by one-time charges for income taxes, including an increase in tax rates on operations in the U.K. North Sea, higher exploration and operating expenses, and an unfavorable variance in foreign currency effects.
      Net oil-equivalent production increased 115,000 barrels per day from the year-ago period to 1,928,000 barrels per day. The net liquids component of production increased 4 percent to 1,408,000 barrels per day, and net natural gas production was up 12 percent to 3.1 billion cubic feet per day.
DOWNSTREAM — REFINING, MARKETING AND TRANSPORTATION
U.S. Downstream

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2006	2005	2006	2005

Income	$831	$139	$1,595	$595

      U.S. downstream earnings of $831 million increased $692 million from the depressed level of the 2005 quarter, mainly as a result of improved refinery utilization and higher refined-product margins.
      Crude oil inputs at the company’s refineries increased by about one-third to 967,000 barrels per day in the 2006 quarter. In the year-ago period, refinery downtime included an extended outage of the company’s refinery in Pascagoula, Mississippi, due to hurricane damage.
      Refined-product sales volumes increased 2 percent to 1,502,000 barrels per day in the 2006 quarter, including a 3 percent increase in branded gasoline sales to 625,000 barrels per day. Effective April 1 of this year, a new accounting standard required certain purchase and sale transactions with the same counterparty to be netted for reporting. These types of transactions previously were reported as a purchase and a sale. Excluding the impact of this new accounting standard, sales increased 9 percent between periods, primarily the result of higher refinery output.
International Downstream

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2006	2005	2006	2005

Income *	$610	$434	$1,424	$1,363

*Includes foreign currency effects	$(21)	$(22)	$2	$2
      International downstream earned $610 million in the 2006 quarter, an increase of $176 million from the year-ago period. The increase related mainly to higher refined-product margins in the Asia-Pacific region and improved results from crude oil and refined product trading activities. Total refined-product sales volumes of
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      2,148,000 barrels per day were 1 percent lower than in last year’s quarter. Excluding the impact of the new accounting standard for purchase and sale contracts, refined product sales were up 5 percent.
CHEMICALS

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2006	2005	2006	2005

Income *	$168	$6	$415	$227

*Includes foreign currency effects	$4	$2	$(7)	$—
      Chemical operations earned $168 million, up from $6 million in the 2005 quarter. Earnings for the 50 percent-owned Chevron Phillips Chemical Company LLC and the company’s Oronite subsidiary were both negatively affected in the 2005 quarter by impacts of hurricanes in the Gulf of Mexico.
ALL OTHER

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2006	2005	2006	2005

Net Charges *	$(95)	$(308)	$(301)	$(704)

*Includes foreign currency effects	$6	$(2)	$49	$(30)
      All Other consists of the company’s interest in Dynegy, mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
      Net charges were $95 million in the third quarter 2006, compared with $308 million in the corresponding 2005 period. The 2006 period included lower net charges for environmental and litigation matters, income taxes and other corporate items. This year’s quarter also benefited from higher interest income and lower interest expense.
SALES AND OTHER OPERATING REVENUES
      Sales and other operating revenues in the third quarter 2006 were $53 billion, approximately the same as a year earlier. Increased production of crude oil and higher prices for crude oil and refined products improved revenues between periods. However, these effects were essentially offset by the impact of an accounting-rule change beginning in the second quarter 2006 that requires certain purchase and sale contracts with the same counterparty to be netted for reporting. Nine-month 2006 sales and other operating revenues were $159 billion, up from $141 billion in the corresponding 2005 period.
CAPITAL AND EXPLORATORY EXPENDITURES
      Capital and exploratory expenditures in the first nine months of 2006 were $11.5 billion, compared with $7.1 billion in the corresponding 2005 period. The company’s share of equity affiliates’ expenditures was $1.3 billion and $1.1 billion in the nine months of 2006 and 2005, respectively. Upstream expenditures represented 78 percent of the companywide total in 2006.
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NOTICE
Chevron’s discussion of third quarter 2006 earnings with security analysts will take place on Friday, October 27, 2006, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” heading. Additional financial and operating information is contained in the Investor Relations Earnings Supplement that is available under “Financial Reports” on the Web site.
Chevron will post selected fourth quarter 2006 interim company and industry performance data on its Web site on Tuesday, January 9, 2007, at 2:00 p.m. PST. Interested parties may view this interim data at www.chevron.com under the “Investors” heading.
CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release of Chevron Corporation contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this report. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are crude oil and natural gas prices; refining margins and marketing margins; chemicals prices and competitive conditions affecting supply and demand for aromatics, olefins and additives products; actions of competitors; the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; potential disruption or interruption of the company’s net production or manufacturing facilities due to war, accidents, political events, civil unrest or severe weather; potential liability for remedial actions under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; potential liability resulting from pending or future litigation; the company’s acquisition or disposition of assets; government mandated sales, divestitures, recapitalizations, changes in fiscal terms or restrictions on scope of company operations; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 31 and 32 of the company’s 2005 Annual Report on Form 10-K. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.
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CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)
CONSOLIDATED STATEMENT OF INCOME (unaudited)

	Three Months		Nine Months
	Ended September 30		Ended September 30
	2006	2005	2006	2005
REVENUES AND OTHER INCOME
Sales and other operating revenues (1)(2)	$52,977	$53,429	$158,654	$141,184
Income from equity affiliates	1,080	871	3,176	2,621
Other income	155	156	542	601

Total Revenues and Other Income	54,212	54,456	162,372	144,406

COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products, operating and other expenses (2)	37,438	40,805	115,732	106,051
Depreciation, depletion and amortization	1,923	1,534	5,518	4,188
Taxes other than on income (1)	5,403	5,282	15,350	15,719
Interest and debt expense	104	136	359	347
Minority interests	20	24	68	63

Total Costs and Other Deductions	44,888	47,781	137,027	126,368

Income Before Income Tax Expense	9,324	6,675	25,345	18,038
Income tax expense	4,307	3,081	11,979	8,083

NET INCOME	$5,017	$3,594	$13,366	$9,955

PER-SHARE OF COMMON STOCK
Net Income
- Basic	$2.30	$1.65	$6.09	$4.70
- Diluted	$2.29	$1.64	$6.06	$4.68
Dividends	$0.52	$0.45	$1.49	$1.30
Weighted Average Number of Shares Outstanding (000’s)
- Basic	2,178,472	2,181,387	2,196,062	2,116,912
- Diluted	2,189,688	2,193,851	2,206,385	2,127,356

(1) Includes excise, value-added and other similar taxes.	$2,522	$2,268	$7,053	$6,546
(2) Includes amounts in revenues for buy/sell contracts with the same counterparty for periods prior to second quarter 2006. (Associated costs are included in Purchased crude oil and products, operating and other expenses.) The company adopted a new accounting rule effective April 1, 2006, that requires these types of transactions to be netted in the income statement.	Not Applicable	$6 ,588	$6,725	$17,925

CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars)
INCOME BY MAJOR OPERATING AREA (unaudited)

	Three Months		Nine Months
	Ended September 30		Ended September 30
	2006	2005	2006	2005
Upstream — Exploration and Production
United States	$1,269	$1,206	$3,384	$2,945
International	2,234	2,117	6,849	5,529

Total Exploration and Production	3,503	3,323	10,233	8,474

Downstream — Refining, Marketing and Transportation
United States	831	139	1,595	595
International	610	434	1,424	1,363

Total Refining, Marketing and Transportation	1,441	573	3,019	1,958

Chemicals	168	6	415	227
All Other (1)	(95)	(308)	(301)	(704)

Net Income	$5,017	$3,594	$13,366	$9,955

SELECTED BALANCE SHEET ACCOUNT DATA

	Sept. 30, 2006	Dec. 31, 2005
	(unaudited)
Cash and Cash Equivalents	$11,226	$10,043
Marketable Securities	$1,047	$1,101
Total Assets	$134,121	$125,833
Total Debt	$10,393	$12,870
Stockholders’ Equity	$69,602	$62,676
CAPITAL AND EXPLORATORY EXPENDITURES(2) (3)

	Three Months		Nine Months
	Ended September 30		Ended September 30
	2006	2005	2006	2005
United States
Upstream — Exploration and Production	$1,036	$692	$3,007	$1,616
Downstream — Refining, Marketing and Transportation	279	272	723	505
Chemicals	45	37	86	80
Other	113	85	267	223

Total United States	1,473	1,086	4,083	2,424

International
Upstream — Exploration and Production	2,272	1,524	5,963	3,853
Downstream — Refining, Marketing and Transportation	363	280	1,402	761
Chemicals	15	9	32	24
Other	5	8	7	25

Total International	2,655	1,821	7,404	4,663

Worldwide	$4,128	$2,907	$11,487	$7,087

(1) Includes the company’s interest in Dynegy, mining operations of coal and other minerals, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.

(2) Includes interest in affiliates: (4)
United States	$62	$53	$133	$126
International	415	395	1,128	1,017

Total	$477	$448	$1,261	$1,143

(3) 2005 conformed to year-end 2005 presentation.
(4) 2005 conformed to 2006 presentation.

CHEVRON CORPORATION — FINANCIAL REVIEW

	Three Months		Nine Months
	Ended September 30		Ended September 30
OPERATING STATISTICS(1)	2006	2005	2006	2005
NET LIQUIDS PRODUCTION (MB/D):
United States	464	455	460	459
International	1,267	1,206	1,245	1,193

Worldwide	1,731	1,661	1,705	1,652

NET NATURAL GAS PRODUCTION (MMCF/D): (2)
United States	1,846	1,676	1,820	1,633
International	3,119	2,785	3,172	2,366

Worldwide	4,965	4,461	4,992	3,999

OTHER PRODUCED VOLUMES-INTERNATIONAL (MB/D) (3)	141	144	134	142

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	772	735	763	731
International	1,928	1,813	1,908	1,729

Worldwide	2,700	2,548	2,671	2,460

SALES OF NATURAL GAS (MMCF/D): (5)
United States	7,851	5,795	7,077	5,474
International	3,367	2,689	3,443	2,247

Worldwide	11,218	8,484	10,520	7,721

SALES OF NATURAL GAS LIQUIDS (MB/D): (5)
United States	125	170	121	170
International	105	124	101	116

Worldwide	230	294	222	286

SALES OF REFINED PRODUCTS (MB/D): (1) (5) (6)
United States	1,502	1,478	1,501	1,483
International	2,148	2,176	2,160	2,246

Worldwide	3,650	3,654	3,661	3,729

REFINERY INPUT (MB/D):
United States	967	719	947	828
International	1,055	1,088	1,067	1,036

Worldwide	2,022	1,807	2,014	1,864

(1) Includes interest in affiliates.
(2) Includes natural gas consumed on lease (MMCF/D):
United States	71	52	53	54
International (5)	408	370	391	335
(3) Other produced volumes — International (MB/D):
Athabasca Oil Sands (Canada)	33	33	25	31
Boscan Operating Service Agreement (Venezuela)	108	111	109	111

	141	144	134	142

(4) Oil-equivalent production is the sum of net liquids production, net natural gas production and other produced liquids. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) 2005 conformed to 2006 presentation.
(6) Includes volumes for buy/sell contracts (MB/D): *
United States	Not	104	35	89
International	Applicable	129	32	135

Total		233	67	224

*	The company adopted a new accounting rule effective April 1, 2006, related to buy/sell contracts with the same counterparty. Previously, transactions for these contracts were reported as both a purchase and sale. The new accounting requires the transactions to be netted, resulting in no volumes from these transactions reported as “Sales of refined products” for periods beginning in the second quarter 2006.